Exhibit 23

W.T. Uniack & Co. CPA’s, P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Goldland Holdings Co. on Form 10K and our report dated April 11, 2014 with respect to our audits of the financial statements of Goldland Holdings Co. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia

April 11, 2014